Exhibit 99.1

Zoom Technologies Reports Results for the Fourth Quarter of 2008

Boston, MA, February 18, 2009 –Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading manufacturer of modems and other communication products, today reported net sales of  $2.9 million for its fourth quarter ended December 31, 2008, down 22.9% from $3.8 million for the fourth quarter of 2007.  Zoom reported an operating loss of $889 thousand for Q4 2008, up 6.6% from an operating loss of $834 thousand in Q4 2007.  Zoom reported a net loss of $1.4 million or $0.75 per share for Q4 2008 compared to a net loss of $0.8 million or $0.43 per share for Q4 2007, primarily because Zoom booked investment write-downs of $544 thousand in Q4 2008.

Gross profit was $0.6 million or 20.5% of net sales in Q4 2008, down from $0.8 million or 22.3% of net sales in Q4 2007.  The decrease in gross profit was primarily due to reduced sales, primarily outside the US.

Operating expenses were $1.5 million or 52.6% of net sales in Q4 2008 versus $1.8 million or 46.8% of net sales in Q4 2007.  Operating expenses in Q4 2008 were lower than Q4 2007 primarily due to lower variable selling expenses and lower personnel costs.

Zoom reported net sales of $14.5 million for the total year 2008 compared to $18.5 million for the total year 2007, a reduction of 21.7%.  Zoom’s operating loss for 2008 was $3.6 million, a slight improvement over Zoom’s $3.7 million loss in 2007, due primarily to lower operating expenses in 2008.

Zoom’s cash balance on December 31, 2008 was $1.2 million, down from $3.6 million on December 31, 2007.  This cash reduction of $2.4 million was primarily due to Zoom’s loss of $4.2 million in the twelve-month period, a $0.9 million reduction in accounts payable and accrued expenses, and a $0.3 million investment in RedMoon Inc., partially offset by a $1.5 million decrease in inventory, a $1.2 million decrease in accounts receivable, and a $0.5 million non-cash write-down of investments. Zoom’s current ratio was 3.4 on December 31, 2008.  Zoom has no long-term debt.

 “We continue to suffer from declining sales, particularly outside North America,” said Frank Manning, Zoom’s President and CEO.  “Our total North American sales in 2008 were down 14%, but sales outside North America were down 35% for a number of reasons including the strength of the U.S. dollar.  We need to find a way to increase sales by selling more of what we already produce, and also by succeeding with planned new product introductions of mobile broadband modems and 802.11n products later in 2009.  We also continue to lower expenses; and recent space reductions in Boston, Tijuana, and the UK will save us $0.2 million annually.  Zoom Technologies also recently announced the planned acquisition of TCB Digital and the associated spinoff of Zoom Telephonics, as summarized at www.zoom.com/tcb.  We are excited about this transaction’s value to Zoom’s shareholders, and also about its potential to help Zoom Telephonics increase its sales in China and the US.  We continue to explore strategic alternatives for Zoom Telephonics, and the result of these explorations will determine whether we need to try to raise money later this year.”

Zoom has scheduled a conference call for Wednesday, February 18 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 for calls made within the United States and (706) 643-5255 for calls made from outside the United States.  The conference ID is 85261364.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoom.com/Q4, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 423-1072, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston and the UK. For more information about Zoom and its products, please see www.zoom.com.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s new products and exploration of strategic alternatives  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; uncertainty regarding Zoom’s ability to maintain listing on the Nasdaq Capital Market; fluctuations in the foreign currency exchange rate in relation to the U.S. dollar; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; Zoom’s reliance on a relatively limited number of customers for sale of its products; Zoom’s reliance on international sales; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; the possibility that Zoom’s acquisition of TCB Digital will not occur; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

            ZOOM TECHNOLOGIES, INC.

Consolidated Balance Sheets

        In thousands

       (Unaudited)

	12/31/08	12/31/07

ASSETS

Current assets:

Cash	$1,205	$3,648
Accounts receivable, net	1,163	2,129
Inventories	2,903	4,452
Prepaid expenses and other	235	336

Total current assets	5,506	10,565

Property and equipment, net	102	172

Investment	960	1,179

Total assets	$6,568	$11,916

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,211	$2,079
Accrued expenses	400	415
Deferred gain on sale of real estate – current portion	––	341

Total current liabilities	1,611	2,835

Total liabilities	1,611	2,835

Stockholders’ equity:

Common stock and additional paid-in capital	31,879	31,601
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	345	587
Retained earnings (accumulated deficit)	(27,260)	(23,100)

Total stockholders’ equity	4,957	9,081

Total liabilities & stockholders’ equity	$6,568	$11,916

ZOOM TECHNOLOGIES, INC.

Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07

Net sales	$2,931	$3,801	$14,459	$18,477
Cost of goods sold	2,331	2,954	11,467	14,747

Gross profit	600	847	2,992	3,730

Operating expenses:
Selling	621	807	2,933	3,558
General and administrative	523	561	2,280	2,423
Research and development	398	409	1,721	1,825
Total operating expenses	1,542	1,777	6,934	7,806

Operating profit (loss) before building sale	(942)	(930)	(3,942)	(4,076)

Gain on sale of real estate	53	96	341	383

Operating profit (loss)	(889)	(834)	(3,601)	(3,693)

Other income (expense), net	(509)	33	(546)	190

Income (loss) before income taxes	(1,398)	(801)	(4,147)	(3,503)

Income tax expense (benefit)	13	—	13	—

Net income (loss)	$(1,411)	$(801)	$(4,160)	$(3,503)

Basic and diluted earnings (loss) per share:

Earnings (loss) per share	$(0.75)	$(0.43)	$(2.23)	$(1.87)

Weighted average number of shares outstanding:

Basic and Diluted	1,869	1,869	1,869	1,869